U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                                    AMENDED
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

 [ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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                    1. Name and Address of Reporting Person*

                             Heesch  Gary     V
                             (Last) (First) (Middle)

                               714 East 7200 South
                                    (Street)

                               Midvale Utah 84047
                              (City) (State) (Zip)

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                   2. Issuer Name and Ticker or Trading Symbol

                       Wasatch Pharmaceutical, Inc. (WASP)

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   3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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                           4. Statement for Month/Year

                                 November 2000

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                 5. If Amendment, Date of Original (Month/Year)

                                   April 2000
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                  6. Relationship of Reporting Person to Issuer
                             (Check all applicable)

                           [X] Director [ ] 10% Owner
            [X] Officer (give title below) [ ] Other (specify below)

                            Chief Executive Officer
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           7. Individual or Joint/Group Filing (Check applicable line)

                     [X] Form filed by one Reporting Person
                [ ] Form filed by more than one Reporting Person

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

                         Table I -- Non-Derivative Securities Acquired, Disposed of,
                                             or Beneficially Owned


1.Title of Security                        2.Trans-   3.Trans-  4.Securities Acquired (A) 5.Amount of    6.Owner-      7.Nature of
  (Instr.3)                                  action     action    or Disposed of (D)        Securities     ship          Indirect
                                             Date       Code      (Instr. 3, 4 and 5)       Beneficially   Form:         Beneficial
                                             (Month/    (Instr. -------------------------   Owned at       Direct        Ownership
                                             Day/Year)  8)                  A               End of         (D) or        (Instr. 4)
                                                                  Amount    or   Price      Issuer's       Indirect
                                                                            D               Fiscal Year    (I)
                                                                                           (Instr. 3 & 4)  (Instr. 4)
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
Common Stock                              4/6/00       P        110,000   (A)   Exchange                     (D)
                                                                                of Stock
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Common Stock                              4/6/00       P        850,000   (A)    $.001                       (D)
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Common Stock                              4/6/00       P      2,000,000   (A)    $.001         3,048,696     (D)
                                                                                                 117,674     (I)
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                  * If the Form is filed by more than one reporting person, see instruction 4(b)(v).
                    Reminder: Report on a separate line for eavh class of securities beneficially owned directly or indirectly.


                                              FORM 4 (continued)

                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)


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1.Title of     2.Conver-   3.Trans-  4.Trans-  5.Number of   6.Date Exer-     7.Title and  8.Price   9.Number  10.Owner-   11.Nature
  Derivative     sion or     action    action    Derivative    cisable and      Amount of    of        of Deri-   ship of     of In-
  Security       Exercise    Date      Code      Securities    Expiration       Underlying   Deri-     vative     Deriva-     direct
  (Instr. 3)     Price of   (Month/   (Instr.    Acquired      Date (Month/     Securities   vative    Secur-     tive        Bene-
                 Deri-       Day/      8)        (A) or        Day/Year)        (Instr. 3    Secu-     ities      Security:   ficial
                 vative      Year)               Disposed                       and 4)       rity      Benefi-    Direct      Owner-
                 Security                        of (D)      -----------------------------   (Instr.   cially     (D) or      ship
                                                 (Instr.3,   Date    Expir-        Amount or 5)        Owned      Indirect   (Instr.
                                                 4, and 5)   Exer-   ation   Title Number of           at End     (I)         4)
                                                -----------  cisable Date          Shares              of Year    (Instr.4)
                                                 (A)    (D)                                            (Instr.4)
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

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                            Explanation of Responses:

1.  Reimburse  for shares  issued to a third party on behalf of the  company.  2.  Exercise of stock  options  from
1997.  3.  Exercise  of stock  options  from 1999.  4. The number of shares  represented  by the  exercise of stock option shares are pre-split shares not taking into account the 1:2 reverse split effective June 22, 2000.



** Intentional misstatements or omissions of facts constitute                          /s/ Gary V. Heesch                  11/14/00
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              --------------------------------    --------
                                                                                       ** Signature of Reporting Person      Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.